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                                                                   Exhibit 10.30


May 31, 2001


Steven D'Alencon
3353 Oak Knoll Drive
Emerald Hills, California 94062

Re: Letter of Employment With Clarent Corporation
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Dear Steven:

This letter supercedes the letter dated May 31, 2001.

Clarent Corporation (the "Company") is pleased to offer you a position as Senior
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VP and Chief Marketing Officer, on the terms set forth below, effective upon your acceptance. Please indicate your acceptance of these terms by signing where indicated below.

1. Reporting and Duties.  In this position you will report to Office of the
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President. This offer is for a regular full-time, exempt position, working out of the Redwood City office of the Company, except as travel to other locations may be necessary to fulfill your responsibilities.

2. Initial Compensation.  Your initial base salary will be equivalent to
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$185,000 per year, less applicable withholdings and taxes, payable in accordance with the Company's customary payroll policies on a semi-monthly basis. In addition, you will receive a car allowance of $1,250 per month (taxable income).

3. Benefits.  Subject to eligibility requirements, you will be entitled to
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enroll in the Company's standard employee benefits package, which may be changed from time to time, as determined by the Company's management.

4. Stock Option.  At the next meeting of the Board of Directors (or its
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compensation committee) following your start date of employment, the
President/CEO of the Company will recommend that the Company's Board of Directors grant you an option to purchase up to 115,000 shares of the Company Common Stock pursuant to the Company's Stock Option Plan. If the Board of Directors approves the grant, the exercise price for this option will be the then-current fair market value of the Company Common Stock as of the date of the grant. The option will become exercisable according to the Company's standard 4-year vesting schedule, which calls for an initial vesting of 25% of the total (i.e. 28,750 shares) after the first full year of continuous employment, with the balance of the shares vesting on a monthly basis over the remaining three years.
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5. Incentive Compensation.  In addition, you will be eligible to receive a
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target performance bonus of up to $75,000 per year, based on achievement of company objectives set by the Board. The amount and timing of this payment of bonus, if any, will be determined according to Company policy and subject to the approval of your immediate reporting manager.

6. Senior Executive Change in Control Severance Benefit Plan (the "Plan"):
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Enclosed is a copy of the Plan document, which describes the severance benefits available to you in the event of a change in control, should a change occur to your job, which triggers the severance benefits as described in the Plan document.

7. Term; Termination.  The term of this Agreement shall be for no specific
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period.  Accordingly, you may terminate your employment with the Company at any time by giving written notice of termination to the Company. The Company may terminate your employment at any time, with or without Cause (as defined below), by giving written notice of termination to you.

In the event the Company terminates your employment with Cause or upon your death, the Company shall be obligated to pay you or your estate only your accrued and unpaid base salary and accrued and unused vacation time as of such termination or resignation date (the "Termination Date"), less required payroll deductions and withholdings, and no further vesting of your option shall occur after the Termination Date: provided, however, that upon cessation of vesting of the Option, your vested option shares will be exercisable in accordance with the exercise periods set forth in the applicable option documentation.

In the event the Company terminates your employment without Cause before your one (1) year anniversary date (May 31, 2002), as your sole severance benefits:
(a) the Company shall pay you an amount equal to six (6) months of your base salary as of the Termination Date, subject to standard payroll deductions and withholdings, and payable, at the Company's sole discretion, either in a lump sum or in six (6) equal monthly installments over the six-month period following the Termination Date; and (b) the Company shall, in its sole discretion, either
(i) accelerate the vesting of your unvested Option shares so that an additional six (6) months of vesting will occur as of the Termination Date, or (ii) continue the vesting of the Option for an additional six (6) months from the Termination Date, if and as permitted by the applicable Option documentation.

In the event the Company terminates your employment without Cause after your one
(1) year anniversary date (June 1, 2002), as your sole severance benefits: (a) the Company shall pay you an amount equal to twelve (12) months of your base salary as of the Termination Date, subject to standard payroll deductions and withholdings, and payable, at the Company's sole discretion, either in a lump sum or in twelve (12) equal monthly installments over the twelve-month period following the Termination Date; and (b) the Company shall, in its sole discretion, either (i) accelerate the vesting of your unvested Option shares so that an additional nine (9) months of vesting will occur as of the Termination Date, or (ii) continue the vesting of the Option for an additional nine (9) months from the Termination Date, if and as permitted by the applicable Option documentation.

You agree that the severance benefits due upon termination of employment shall be conditioned on your signing and delivering to the Company a full general release of claims as against the Company, its officers, directors, shareholders, employees and agents, in a form acceptable to the Company.
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As used herein "Cause" shall mean your:  (i) unauthorized use or disclosure of trade secrets of the Company or other material breach of his Proprietary Information and Inventions Agreement; (ii) conviction of any felony under the laws of the United States or any state thereof; (iii) fraud or dishonesty in carrying out your duties or which causes harm to the Company; or (iv) persistent failure to adequately perform your job duties, as determined by the CEO or President in good faith, after providing you with notice of your performance deficiencies and an opportunity to cure such deficiencies within thirty (30) days of such notice, except that such notice and opportunity to cure are not required if they would be futile. Your physical or mental disability shall not constitute Cause, except as permitted by law.

8. Golden Parachute Taxes.  In the event that the severance and other benefits
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provided to you by this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Code, or any comparable successor provisions, and
(ii) but for this paragraph would be subject to the excise tax imposed by
Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then your benefits hereunder shall be either

          (i)  provided to you in full, or

          (ii) provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and yourself agree otherwise in writing, any determination required under this paragraph shall be made in writing in good faith by a qualified third party (the "Professional Service Firm"). In the event of a reduction of benefits hereunder and the reduction to zero dollars ($0) of all benefits paid in cash is insufficient to avoid liability under the Excise Tax, you shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this paragraph, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and yourself shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination. The Company shall bear all costs the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

If, notwithstanding any reduction described in this paragraph, the Internal Revenue Service ("IRS") determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such
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benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

Notwithstanding any other provision of this paragraph, if (i) there is a reduction in the payment of benefits as described in this paragraph, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits previously had not been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

9. Confidential Information.  As an employee of the Company, you will have
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access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. As a condition of employment and to protect the interest of the Company, you will be required to sign the Company's standard "Employee Proprietary Information and Inventions Agreement" including Exhibit C, the Insider Trading Policy.

This agreement will require that, among other things, you will not use or disclose any confidential information, including trade secrets of any former employer or other person to whom you have an obligation of confidentiality. You will be bound not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In performing your duties during your employment with the Company, you will not use or disclose any proprietary information belonging to any former employer without such employer's express written permission. Please let your manager know immediately if you ever are asked to perform any duties which you believe would require you to use or disclose any such information without such permission.

10. At-Will Employment.  While we look forward to a successful relationship,
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should you decide to accept our offer, your employment with the Company is on an
"at-will" basis, as stated in paragraph 7 above. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) shall be null and void and of no effect. Further, your participation in any Company stock option or other benefit program shall not be construed as a promise or guarantee of continuing employment with the Company for any particular period of time.

11. Authorization to Work.  Under the Immigration Reform and Control Act (IRCA),
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all employers are required to verify the identity of all new employees as well as the employee's right to work in the United States within three business days of the employee's start date. Your offer of employment is contingent on your ability to provide the necessary documentation to the Company in a timely manner to comply with IRCA.

12. Company Policies.  All employees of the Company will receive a copy of the
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Company's Employee Handbook that contains the Company's current policies and procedures. Such policies and procedures shall be subject to modification at any time by the management of the Company. As a condition of employment with the Company, you are required to adhere to such policies and procedures, including, without limitation the Company's Alcohol and Drug Free Workplace policy.
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13. Term of Offer.  This offer will remain open until June 13, 2001.  If you
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decide to accept our offer, please sign this letter in the space indicated, and return it to me. Upon signing below, this letter and the Employee Proprietary Information and Inventions Agreement (collectively the "Agreement") will form the complete and exclusive statement of your employment with the Company.

This offer of employment is conditioned upon your signing the required forms including, but not limited to, the Clarent Insider Trading Policy, furnishing satisfactory evidence of identity and legal authority to work and satisfactory results of the background investigation to verify past employment, education, references and other relevant information.

14. Entire Agreement, Choice of Law, Severability.  The terms and conditions
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contained in this offer letter supersede any other representations made to you, whether oral or written and cannot be changed without the express written approval of the Chief Executive Officer or Chief Operating Officer of the
Company.   The terms of this letter shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

We are excited to have you join us and look forward to working with you. Your anticipated date of hire is May 31, 2001.

Very Truly Yours,

/s/ Janan Bartell

Janan Bartell
Director, Human Resources
Clarent Corporation
Confidential Fax #:  (650) 368-6106



Acknowledged, Accepted and Agreed


By: /s/ Steven D'Alencon            Date Signed:  5-31-01
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    Steven D'Alencon

Social Security #:                  Expected Start Date: 5-31-01
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